UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 24, 2011 (March 21, 2011)

IVEDA SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53285	98-0611159
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 South Alma School Road, Suite 4450 Mesa, Arizona		85210
(Address of Principal Executive Offices)		(Zip Code)

(480) 307-8700
(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 21, 2011, Iveda Solutions, Inc. (the “Company”) amended the share exchange agreement (the “Agreement”) previously entered into on January 31, 2011, and entered into a side agreement (the “Side Agreement”), with Sole-Vision Technologies, Inc. (doing business as MegaSys), a corporation organized under the laws of the Republic of China (“MegaSys”), and the shareholders of MegaSys (the “MegaSys Shareholders”), pursuant to which, among other things, (i) the Company will acquire 100% of the issued and outstanding shares of MegaSys common stock (the “MegaSys Common Stock”) in exchange for the issuance of common stock of the Company (“Iveda Common Stock”) to the MegaSys Shareholders (the “Exchange”), and (ii) MegaSys will become a wholly owned subsidiary of Iveda.  The Agreement and Side Agreement, both dated March 21, 2011, together replace and supersede the share exchange agreement among the parties entered into on January 31, 2011.

Under the terms of the Agreement, which has been approved by both boards of directors, the MegaSys Shareholders will deliver all of the issued and outstanding shares of MegaSys Common Stock in exchange for 1,700,000 shares of Iveda Common Stock.  The Side Agreement provides that the MegaSys Shareholders will be entitled up to an additional 2,000,000 shares upon achievement of certain agreed financial milestones.

Each party’s obligation to consummate the Exchange is subject to the accuracy of the representations and warranties of the other party (subject to certain qualifications and exceptions) and the performance in all material respects of the other party’s covenants under the Agreement, including, with respect to MegaSys, customary covenants regarding operation of the business of MegaSys prior to closing. The consummation of the Exchange is subject to the approval of Taiwan’s Foreign Investment Commission Agency.

The foregoing summaries of the Agreement and the Side Agreement, and the transactions contemplated thereby, does not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Agreement and the Side Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Iveda Solutions, Inc. (Registrant)
Date: March 24, 2011	By:	/s/ Steven Wollach
Steven Wollach Chief Financial Officer